Exhibit 12

                                          SEMCO ENERGY, Inc.
                                  Ratio of Earnings to Fixed Charges
                                        (Thousands of Dollars)


                                                               Years ended December 31,
                                                 -----------------------------------------------------
Description                                        2002       2001     2000 (b)   1999 (b)   1998 (b)
-----------------------------------------------  ---------  ---------  ---------  ---------  ---------
Earning as defined (a)
Income (loss) before income taxes, divid-
   ends on trust preferred securities, discon-
   tinued operations & extraordinary items. . .  $ 27,679   $ 14,942   $ 33,156   $ 25,653   $ 15,015
Fixed charges as defined. . . . . . . . . . . .    44,500     45,019     42,604     20,732     14,915
                                                                                             ---------
Less preferred securities dividend require-
   ments of consolidated subsidiaries . . . . .   (13,232)   (13,235)    (7,699)      (242)      (274)
Other items . . . . . . . . . . . . . . . . . .         0          0          0        158        178
                                                 ---------  ---------  ---------  ---------  ---------

      Earnings as defined . . . . . . . . . . .  $ 58,947   $ 46,726   $ 68,061   $ 46,301   $ 29,834
                                                 =========  =========  =========  =========  =========

Fixed charges as defined (a)
Interest expense. . . . . . . . . . . . . . . .  $ 30,237   $ 30,945   $ 32,637   $ 19,193   $ 14,191
Amortization of debt expense. . . . . . . . . .     1,031        839      2,268      1,297        450
Preferred securities dividend requirements
   of consolidated subsidiaries . . . . . . . .    13,232     13,235      7,699        242        274
                                                 ---------  ---------  ---------  ---------  ---------

      Fixed charges as defined. . . . . . . . .  $ 44,500   $ 45,019   $ 42,604   $ 20,732   $ 14,915
                                                 =========  =========  =========  =========  =========

Ratio of earnings to fixed charges. . . . . . .      1.32       1.04       1.60       2.23       2.00
                                                 =========  =========  =========  =========  =========

Notes:
(a)  Earnings  and  fixed  charges  as  defined  in  instructions  for  Item  503  of  Regulation S-K.

(b)  The ratio of earnings to fixed charges calculations for years prior to 2001 have been restated to account  for  the  effect  of  discontinuing the Company's engineering business during the fourth quarter of 2001.